Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call Event Date/Time: Oct. 26. 2006 / 3:00PM ET

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Shona Bedwell

Duke Realty Corporation

Denny Oklak

Duke Realty Corporation - Chairman, CEO

Matt Cohoat

Duke Realty Corporation - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Ross Nussbaum

Banc of America Securities - Analyst

Christian Brown

Deutsche Bank - Analyst

Michael Billerman

Citigroup - Analyst

Matt Ostrower

Morgan Stanley - Analyst

Jay Habermann

Goldman Sachs - Analyst

David Fick

Stifel Nicolaus - Analyst

Steven Rodriquez

Lehman Brothers - Analyst

Brian Ligg

Millennium Partners - Analyst

Michael Knott

Green Street Advisors - Analyst

Sri Naharajan

RBC - Analyst

Brendan Maiorana

Wachovia - Analyst

Scott Sedlak

A.G. Edwards - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Duke Realty quarterly earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given to you at that time. [OPERATOR INSTRUCTIONS] As a reminder today's conference is being recorded.

I would now like the turn the conference over to Shona Bedwell. Please go ahead.

Shona Bedwell - Duke Realty Corporation

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FINAL TRANSCRIPT

Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

Thank you, Cynthia. Good afternoon and welcome to our quarterly earnings conference call. Joining me today is Denny Oklak, Chairman and Chief Executive Officer, Matt Cohoat. Executive Vice President and Chief Financial Officer, and Randy Henry, Assistant Vice President of Investor Relations. During this call management will be referring to our third quarter supplemental information package that may be accessed on the Investor Relations section of our website at www.dukerealty.com.

Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Some of those risk factors include our continued qualification of the REIT, general business and economic conditions, competition, increases in real estate construction costs, interest rate, accessibility of the debt and equity capital markets and also other risks inherent in the real estate business. For more information about those risk factors, we would refer to you our 8-K that we have on file with the SEC dated March 6, 2006.

I will now turn it over to Denny for our prepared remarks.

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Thank you, Shona. Good afternoon, everyone. FFO per share for the third quarter was $0.65 which was $0.01 above the high-end of our guidance we provided of $0.62 to $0.64. These results were net of approximately a $0.01 charge for fees related to the consent solicitation we completed in July to modify certain terms of our bond covenants. The excess resulted from greater margin on our held for sale gains and one unanticipated lease buyout in Cincinnati office. We are very pleased with our 6.5% year-over-year growth in FFO per share for the quarter.

Leasing activity was strong with over 6.8 million square feet of deals signed during the quarter. Activity was particularly good on the office side with over 2.3 million square feet of deals. Our stabilized in-service occupancy is now at 94.5% overall with both at a strong 96% and office continuing to improve at 91.5%. Same property performance continued to be significantly positive, the twelve months ended September 30th reflected positive growth from 2005 to 2006 of 4.91%. These results were driven by increased occupancy, burn off of free rent on deals signed in 2005 and some rental rate increases. I would also like it clarify that these results do not include any lease termination fees.

Another highlight to point out is our FAD payout ratio which dropped to 91% for the quarter, the lowest since the second quarter of 2002. This reflects increased rental income and lower leasing capital costs as a result of our solid occupancy. We are now at 104% for the year in line with our 2006 original guidance provided at 95% to 105%. We now believe we will be below 100% for the year.

As you recall, we closed on the sale of our flex portfolio at the end of the third quarter last year. That sale encompassed 14.4 million square feet. In twelve months we have recovered nearly all the square footage through new development and acquisitions. Our stabilized bulk industrial square footage has increased by nearly 7 million square feet in occupancy on that portfolio has increased nearly 200 basis points to 96%. We're proud of our progress on this front in such a short period of time.

From a market perspective, we are solid everywhere. All but three markets on the bulk industrial side are over 95% leased on a stabilized basis. National and Chicago are close at 94.6% and 93.1% respectively. Atlanta is at 90% because of two recent full building lease expirations for which we have solid prospects.

On the office side, occupancy and activity is generally also strong across our markets. Atlanta occupancy at 86 — is at 86.9%, up from 84% last quarter. We are still working on filling a vacancy from a lease buyout there earlier this year. Nashville is at 88% with a few challenging vacancies in the airport submarket where we owned 300,000 square feet. And, Cleveland is at 84%.

Let me give you an update on Cleveland. We have now completed the sale of all of our industrial buildings and land. We are going to break up the office portfolio into two pieces. We have begun marketing the first portfolio which is 93% leased. The sale of this portfolio will likely close in the first quarter of 2007. The second portfolio still needs some work on occupancy. We anticipate achieving our occupancy goals by mid-next year. Our intent continues to be to fully exit the Cleveland market as efficiently as possible while maximizing the value at sale.

Development activity continues to be excellent. During the quarter we started over $430 million of new development, an all-time record quarter that. That brings our year-to-date starts to $810 million exceeding our record total year 2005 of 740 million and our 2006 total year goal of 800 million. Our value creation pipeline is now 1.3 billion including 448 million of projects to be held for rental and 797 million of projects to be sold upon completion. The held for sale portfolio consists of 144 million of completed projects and 653 million under development.

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

The pipeline includes 280 million of office properties, primarily in our international development group and in Dallas, 223 million of retail properties, including 200 million of lifestyle centers in our retail joint venture, 152 million of industrial properties, primarily in our Columbus and Indianapolis joint ventures international development group and 143 million of medical office properties in our healthcare joint venture. Our margins on this piece of the business continue to be strong as indicated by our pretax margin of 43.5% on sales completed in third quarter.

On the new market side we announced earlier this week that we acquired our first parcel of developable land in Phoenix. We acquired 290 acres of industrial ground on the southwest side of Phoenix, the premier industrial submarket. The site is located three miles south of interstate 10, is well served and will ultimately include over 4 million square feet of bulk industrial product. We'll begin development of the first building there early next year.

We have generated great momentum in Houston including closing on two industrial parcels of ground during the third quarter. The first part consists of 50 acres on the Northwest side, Westland Business Park. The park will ultimately contain 825,000 square feet of bulk industrial product. We'll begin development of our first project there in December. The second consists of 52 acres adjacent to the airport, Houston Inter-Continental Trade Center. Here we can develop just under 000,000 square feet of bulk industrial, and we will begin development of our first building there early next year. We're very pleased with our activity in these two new markets.

A couple of highlights in the existing markets. We were running low on Chicago industrial ground. During the quarter we acquired 250 acres in Aurora that can accommodate over 3.7 million square feet of bulk product. This is a great site in the western suburbs just off I-88. This acquisition will allow to us continue strong industrial development in Chicago. In August we signed 198,000 square foot build to suit ten-year lease with Alliance Data Systems at the Easton Office Park in Columbus. This continues a strong office momentum in Easton where we own 1 million square feet which is 96% leased.

We completed the sale of our three building single story office park at Regency in Tampa. The buildings totaling 202,000 square feet were 100% lease to Coke-a-Cola. We developed this park over the last six years and sold the buildings for a 6.2% cap rate. Good things are happening throughout the Company.

I would also like to give you an update on the Winkler joint venture. On the last quarterly call we noted that there were ongoing discussions but we were less focused on completing a venture because we had not identified a partner whose long-term goals were aligned with ours. Since that time we've been involved in discussions with a potential partner whose long-term goals do align with ours. We are proceeding with those discussion and today we are more confident in the likelihood of completing the venture on terms that are acceptable to us than we were last quarter. We are not yet under contract, so we cannot share any details, but we will keep you posted on the status of the potential venture.

With that, I would like it turn it over to Matt Cohoat for a few comments.

Matt Cohoat - Duke Realty Corporation - EVP, CFO

Thanks, Denny. First of all I would like to highlight a few additions we made to our supplemental information package this quarter. In the same property performance report on page 23 we added two things. First we added revenue and operating expense information by property type. We also included year-over-year quarterly information in addition to our trailing twelve-month information. Just to clarify as Denny noted, this information does not include lease buyouts as it is our policy to exclude from same property calculation any property from which there is a buyout in either period over $250,000. As you can see, our quarter to quarter growth from 2005 to 2006 was nearly 6.5%.

On page 25 we added selected joint venture information on our development joint ventures, and on page 26 we added the weighted average maturity of our outstanding debt. In our development summary on page 35 we broke out joint venture development information separately. We thought this would be helpful to understand the increasing portion of our development currently being conducted through joint ventures. Finally, on pages 37 and 38 we expanded our disclosure on our land held for development. We now show acres and developable square feet by product type in each of our markets. We hope these changes help you better understand our operations.

Regarding our balance sheet you will note that we have increased our leverage over the past twelve months to fund our development and acquisition activity, but we continue to maintain a conservative overall level of debt evidenced by a debt to total market capitalization of 38.8% at quarter end. With the recent modification of our unsecured public debt covenants to a market covenant package, we are comfortably within all of the covenant limits.

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

During the quarter we issued $450 million of 10.5 year debt at a 5.95% rate and $250 million of five-year debt at a 5.7% rate. The total proceeds of $700 million were used to repay the entire bridge loan executed for the Winkler acquisition. This allowed us to reduce our level of secured debt to only 8.3% of our total debt while replacing $700 million of variable rate debt with long-term fixed rate instruments.

We expect to close on approximately $320 million ten-year secured loan in early November that will reduce the balance outstanding on our $1.0 billion revolver to less than $600 million. Further reducing our exposure to variable interest rate debt to only 15% of our total debt. We will continue to utilize a combination of debt issuance and planned property sales to fund new investment activity and maintain a capital structure that will support our BAA1 and BBB plus debt ratings.

Now I will turn it back over to Denny.

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Thanks, Matt. Yesterday we provided guidance of FFO per share of $0.69 to $0.72 for the fourth quarter. This puts us between $2.42 and $2.45 for the year which is at the high-end of our original guidance. We believe we'll be at the high-end as a result of greater margins from our held for sale gains, holding the Winkler portfolio, relatively strong portfolio performance, and higher lease buyouts than anticipated. We also provided initial guidance for 2007 of FFO per share of $2.58 to $2.72. We will provide details of this guidance through our range of estimates at our December investor conference, but let me make a few comments today.

Property operations are strong as indicated by our same store growth numbers this year. We anticipate continued same store growth in 2007 but moderating to the range of 2 to 3%. Additionally, property operations will begin to realize the accretion for placing new development properties in service. We anticipate strong gains from our held for sale pipeline which, as I mentioned earlier, is at an all-time high of $797 million. We also anticipate increased opportunities from gains from land sales as our land portfolio has grown. Finally, we have made the turn on FAD performance and expect continued improvement in the 2007 FAD payout ratio.

With that, we'll open it up for questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Our first question is from the line of Ross Nussbaum from Banc of America Securities. Please go ahead.

Ross Nussbaum - Banc of America Securities - Analyst

Hi, guys, good afternoon. I was hoping you could just comment a little bit on demand that you're seeing in the Midwest in light of the struggles that the auto industry is going through. Is that trickling down through other sectors?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Well, actually demand in the Midwest has been very solid. Our occupancy, as I mentioned on the industrial side, we don't look at it just in the Midwest, but about I would say that Midwest is all over 95% leased. The industrial demand is very, very good in the Midwest, and the office is really come back. As I noted, we're doing a build-to-suit over in Columbus for Alliance Data Systems, and that's really our third office build-to-suit which in Columbus in the last year-and-a-half, we completed one recently for BMW Financial Services. We completed one late last year for Lane Bryant and now this is our third. We've also seen good activity on the office side, really in all our Midwest markets, so we feel very good about those markets. The auto industry, there is unquestionably some issues, but it is really not filtering down into our business at this point in time.

Matt Cohoat - Duke Realty Corporation - EVP, CFO

One other thing I would probably say, Ross, is that the — while the Detroit auto makers have been struggling some, we have actually seen in some of our markets expansion really from the foreign auto makers, so we've seen pickups in certain cases.

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

Ross Nussbaum - Banc of America Securities - Analyst

And second question, Chicago, the data we've seen suggests that new supply has quickly been on the rise there. What's your outlook over the next year for that market? Do you think we're going to see rent growth in light of the supply numbers coming on?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Ross, are you talking about industrial or office?

Ross Nussbaum - Banc of America Securities - Analyst

On the industrial side.

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Okay. Yeah, there is no question that there is some additional supply coming on. There is quite a bit of development going on, but there is also still a good amount of absorption. We completed a spec building earlier this year, 800,000 square foot and it's 100% leased. We leased it to single tenant. The land that I mentioned that we purchased out in Aurora we think is a very good and less competitive submarket, and we're very, very pleased with the location and our opportunities on that land. We anticipate that our yields will be a little bit higher on that on the development on that ground than they are down in some of the southern suburbs where it is a little more competitive.

Ross Nussbaum - Banc of America Securities - Analyst

Thank you.

Operator

Our next question comes from the line of [Christian] Brown from Deutsche Bank. Please go ahead.

Christian Brown - Deutsche Bank - Analyst

Good afternoon, guys. I just wanted to ask you a little bit more about the Phoenix land acquisition. If you're getting started next year on some development, are you looking for build-to-suit opportunities or would you build spec?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Well, we are definitely looking for build-to-suit opportunities, but we would build speculative office product on this ground. This ground is a little bit further out, but the market is definitely moving further west. It is out in Goodyear, which, again, is a great location and if you're familiar with that market, a good portion of the industrial development is south of I-10 starting at the airport and just continuing to go west. The vacancy rate is very low in that whole submarket under 110%. There is some development going on, but there are some limited land opportunities out there, so we decided to go out a little further, get a lower basis in the ground, and we believe that we'll still be able to attract many tenants out there even on a speculative basis.

Christian Brown - Deutsche Bank - Analyst

And my other question was on the service center, rent spreads were down 5.7%. I was wondering what was driving that>

Matt Cohoat - Duke Realty Corporation - EVP, CFO

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

Christian, this is Matt [inaudible]. We really have, I think there was only about 12 leases. It was a pretty small population, and what we had is two of those leases were on renewals of longer term previously longer term leases where we had been amortizing through the rents some above standard improvements and on renewal there wasn't additional investment made in the properties on a capital expenditure basis. We did not then have to have the additional rent amortization. That was just really two tenants that brought down the average overall, and the most of the rest we had increases although not as good as we have in the bulk distribution or the office.

Christian Brown - Deutsche Bank - Analyst

Okay. Thanks.

Operator

Our next question comes from the line of Michael Billerman from Citigroup. Please go ahead.

Michael Billerman - Citigroup - Analyst

Good afternoon. John Litt, is on the phone with me as well. Denny, maybe you can talk about cap rates in DC and where they've gone since you purchased Winkler.

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Well, when I look at — we haven't seen a lot of activity because we haven't really been looking at it a lot in the last six months, but I think cap rates have held steady, probably in the district which is as you know we're not in the district, but in the district I would say they've probably even gone down some from where they were six or twelve months ago, but I believe the cap rates in the suburbs have held very steady, and that market is holding up very well.

Michael Billerman - Citigroup - Analyst

Maybe you can talk a little bit about the broad strokes about the terms that you're comfortable with in terms of going down the road of a JV?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Sure. I can do that. As we talked last quarter, one of the keys to us on this transaction was to get a partner that was committed to the long-term ownership of these properties. As you know, we brought on board the whole Winkler team and it's our intent to establish a long-term presence in the Washington, D.C. area to develop out the additional land that we have, so probably the most important thing we were looking for in a partner is — was the ability to hold this property for a long-term hold. And also, of course, pricing was an issue because we just recently bought this property. And the other key issue to us has been control over the existing undeveloped land and our ability to develop that on our time line, so as we look for a partner, those are probably the top three things that we're looking for.

Michael Billerman - Citigroup - Analyst

And from a capital standpoint, looking to sell what's called a 75% interest, earned management fees, ongoing, in the portfolio as well?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Certainly.

Michael Billerman - Citigroup - Analyst

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

When you think about if that does not occur, you probably bring in 5, $600 million of proceeds, is there other deleveraging activity that you're thinking about if for some reason this falls off again?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

We'll continue to look at opportunities. We're going to have some natural deleveraging again in 2007 with our sale of the Cleveland office portfolio which is somewhere in the 320 to $350 million range. That's a little bit more natural deleveraging that we'll be able to redeploy back into the development pipeline that we have today. Again, we're very comfortable with where we're at today on a balance sheet— from a balance-sheet perspective, and we'll continue to monitor the situation. Because as we've said, and as Matt made clear in his comments, we have leveraged up a little bit, but it is fully our intent to maintain the current investment grade ratings that we have.

Michael Billerman - Citigroup - Analyst

Your development pipeline has grown quite rapidly this year. Is there sort of an upper limit on how large it can be, any capacity constraints or do you think you can continue to ramp that up and how big do you think it might be in twelve or twenty four months?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

I don't think there is really any constraints, more of the constraints are the market constraints, obviously, and again if you look at that portfolio and the growth, it is coming from several places. One, it is coming from our existing markets which the activity has definitely picked up in the last couple of months.

We've had very good opportunities in the existing markets in both the office and industrial side. It has come through our expansion into some new markets such as Houston, Phoenix, and now in Washington, D.C. area, and next year again of course Baltimore will be on that list as we continue to redevelop the GM plant, and it is also come from our national development group working on the on development of industrial and office products outside of our existing markets. Those are in our held for sale portfolio. It has come through our medical office joint venture with Bremner Healthcare and of course it's come through our retail joint venture with the Anderson Group out of Cincinnati. We've really added a lot of ways for us to grow.

Michael Billerman - Citigroup - Analyst

In terms of oversight, people to make sure everything is getting done right, is that a constraint or do you just continue to bring more people on?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

We continue to bring some more people on. And we've also continued to look at different ways to do it using a little bit more third party general contractors than we have in the past, as you know, we've typically done all of our own construction, and some of our new markets and is in some of the national development we're looking at ways to incorporate a third party general contractors in into that strategy.

Michael Billerman - Citigroup - Analyst

And do you think in the next twelve months you will see another doubling in the size of the development pipeline?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

I think we feel pretty good about continuing at the annual level that we're at this year, and I guess I don't know that that translates into a doubling of the development pipeline, but we feel pretty good about our opportunities to continue to increase that pipeline.

Michael Billerman - Citigroup - Analyst

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

Can you talk about construction costs, costs non-land related and what's been happening on that side and if that is representing any kind of constraint on new development?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

There is no question construction costs have been increasing over the last 24 to 36 months. If you really go through and look at where the costs are increasing, a lot of those cost increases are oil cost related if you will, and just to give you a few examples, clearly our site development costs, our grading and things such as that have gone up because of the fuel prices. Components that go into our buildings that have some type of fuel related costs have also increased, but in general we have seen rental rate increases to follow those cost increases. In particularly, where we've seen some of the higher cost increases, which I would say are in Florida, I think there has been some pretty significant costs increases in the DC market as we've gotten into that market. There is some cost increases in the Phoenix market, but we have definitely seen some rental rate growth of both the office and the industrial side to follow those cost increases.

Michael Billerman - Citigroup - Analyst

Great. Thank you, guys.

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Thanks.

Operator

Our next question comes from the line of Matt Ostrower from Morgan Stanley. Please go ahead.

Matt Ostrower - Morgan Stanley - Analyst

Hi. All my questions have been answered. Thanks.

Operator

Thank you. Once again, if you do have a question or comment you may press star and then 1. We'll go to the line of Jay Habermann with Goldman Sachs. Please go ahead.

Jay Habermann - Goldman Sachs - Analyst

Just a quick question. In the supplemental, the unstabilized developments that are in service, are you assuming those get leased up, I guess, in your '07 number? What sort of assumptions are you making there?

Matt Cohoat - Duke Realty Corporation - EVP, CFO

Yes. We look at those on a space by space basis, a property by property basis, as we're rolling up our budgets and so, but, we would believe that in the next 12 months the majority of those unstabilized properties would become then leased, but we'll have new development projects which will then go into that unstabilized portfolio and will have to finish leasing those up.

Jay Habermann - Goldman Sachs - Analyst

Okay. Thank you.

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FINAL TRANSCRIPT

Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

Operator

Our next question comes from the line of David Fick from Stifel Nicolaus. Please go ahead.

David Fick - Stifel Nicolaus - Analyst

Good afternoon. We just want to go on the record that we're big fans of higher leverage and reduced share count. We're perfectly happy with where your balance sheet is today. With that said, how far will you push your leverage and along those lines, you guys sell— you implied that you're going to sell some core or for-rent assets in '07. Can you give us an idea how much to cover your new development you might do? And I guess along with that is that predicated on whether or not you get the Winkler transaction done?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

David, let me answer the second question first, and I will have Matt answer your other question. On the held for rental side, the main focus next year will be selling the Cleveland office portfolio, and as I mentioned, that's about 320 to 350 million, something like that. Then we've got really again limited dispositions out of our held for rental portfolio in our assumptions. As you know, we've had a lot of sales out of that over the last couple years including the flex sale that we did a year ago, and we've been saying we're very happy with that portfolio. We won't ever say that we're not going to sell anything, but we think it is going to be a limited number, and the number that we've been saying on an annual basis going forward is 100 to 150 million, and that's in the neighborhood that we're planning for next year. Again, on top of that the sale of the Cleveland office portfolio.

Matt Cohoat - Duke Realty Corporation - EVP, CFO

And, David, as far as additional leverage capacity, when you really look at on page 19 of the supplemental, the public debt covenants, the primary one would be the total of debt to undepreciated assets, our limit is 60%, and we're at 54%, so there is 300 to $400 million of additional debt capacity, but we would be right up against our covenants, and that's not where we want to be day in and day out. We have a little bit more capacity, but not a lot. We're pretty well there. And clearly, we're hopeful that we'll move forward with the Winkler transaction and the joint venture there, and that will bring in a fairly significant amount of capital to help fund our development pipeline.

David Fick - Stifel Nicolaus - Analyst

Of course we would never advocate this, but you wouldn't be the first to strategically abandon your bond holders. Thank you.

Operator

Our next question is from the line of Steven Rodriguez from Lehman Brothers. Please go ahead.

Steven Rodriquez - Lehman Brothers - Analyst

Hi. I am [inaudible] from the potential sale in the Cleveland portfolio, you wouldn't foresee any special dividend next year, would you?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Well, I guess I hadn't even thought about that, but no I don't think so. When you look at our balance sheet and our development pipeline and the things we've got going on, 300 to $350 million is not the real significant number for us on the sale side.

Steven Rodriquez - Lehman Brothers - Analyst

Okay. And on your interest income line, I see it went up a little bit. I was wondering if you can give me a little color on that?

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

Denny Oklak - Duke Realty Corporation - Chairman, CEO

The primary item there was, we as part of our Camp Creek development down in Atlanta, two or three years ago to get that kicked off there was some tax increment financing bonds that were issued, and to help facilitate the initiation of the project, we purchased those bonds and we found it advantageous to be able to sell those bonds in this quarter, and that resulted in an increase of about $2.5 million overall through our income.

Steven Rodriquez - Lehman Brothers - Analyst

2, 2.5 would be a run rate going forward like the first and second quarter?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Yes.

Steven Rodriquez - Lehman Brothers - Analyst

Okay. Great. Thank you.

Operator

Our next question comes from the line of Brian [Ligg] with Millennium Partners. Please go ahead.

Brian Ligg - Millennium Partners - Analyst

The planned Cleveland asset sale and the joint venture, that would, just looking at your potential capacity of 300 to 400 million, would that basically take care of all your potential development starts through the end '07 and maybe midway through '08?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Where we would — it really depends partially on where what we do overall and the total amount of development starts, but we believe that those property disposition and our additional capacity will get us through '07, yes, and that's about as far as we can say.

Brian Ligg - Millennium Partners - Analyst

Would you look to do any convert transactions or other equity type of transactions?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

We continue to follow that marketplace. We have made any determination yet as to where we go with that. We'll just continue to analyze that.

Brian Ligg - Millennium Partners - Analyst

And then turning to your DC portfolio, would you look to do any more bolt-on acquisitions there or are you just looking to develop?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

As of today, our primary focus is on the development, as you know, we have land available there to develop an additional about 3.7 million square feet which is where we were at closing. Today we have about 200,000 square feet of that under development, so we're going to continue to focus on that right now. I wouldn't anticipate any additional acquisitions there for the foreseeable future.

Brian Ligg - Millennium Partners - Analyst

And last question, when, in terms of the JV you plan to structure, will the developments be held outside of the joint venture so that you can capture the development value creation or would it be within the JV? In other words, would your JV partner participate in the 75% of the value creation?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

As I mentioned earlier, one of the key items for us on forming a joint venture was to have control over that land and the development process of that land, so one of the key things we would be looking at on this is that we would keep the land out of the venture and do the development. I think it would be likely, and this is what we've said all along that, if we do get a venture structure, the venture would have an option to acquire those properties post development if you will, but we want to control our destiny on the land.

Brian Ligg - Millennium Partners - Analyst

Perfect. Thank you, guys.

Operator

Our next question comes from the line of Michael Knott from Green Street Advisors. Please go ahead.

Michael Knott - Green Street Advisors - Analyst

Can you talk about why the Indianapolis bulk occupancy came down looks to be a couple hundred basis points?

Matt Cohoat - Duke Realty Corporation - EVP, CFO

Michael — this is Matt, it was really one property that — one tenant that about nine months or so ago went to market and they moved to their own build-to-suit building. It was about 460,000 square feet, and we knew that this was [inaudible] was coming to us, and we have some prospect and are out marketing that space. That was primarily it.

Denny Oklak - Duke Realty Corporation - Chairman, CEO

It is a building at Park 100, Michael.

Michael Knott - Green Street Advisors - Analyst

Thanks. Can you just help us understand what the development number for DC is in your overall numbers?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Right now we have two projects under development, and one is this what we've been talking about, it is a three-building — a three single-story office buildings at the Westfield that total about 98,000 square feet. They're single story office built on a spec basis. They will be completed right around the end of this year, and we've got some decent activity on leasing those spaces. Then we have a one project going or just getting ready to start here at TransDulles, an industrial project of about 78,000 square feet, that will be under construction by the end of this month, and I think it

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

already is under construction started earlier this month and will be in service the second quarter next year. Again, that's a spec related project. It is not a big number right now on the Washington, D.C. side.

Michael Knott - Green Street Advisors - Analyst

Okay. Help us understand your thoughts with respect to how market rents for your portfolio compare to what your in-place rents are? On both office and industrial.

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Yes, I would say, Michael it varies market by market, but in general in some of the markets that we're seeing more rental rate growth on, for example, Florida, on both the office and industrial side I would say that our rents in place are definitely now below market. In Florida I would say that the DC portfolio is probably very similar to that. In most other markets it's a little bit hit and miss, but I think there is no markets where our in-place rents are really lower than market rents today, but in most of the Midwest markets, I would say they're — excuse me, the in-place rents are slightly lower than market rents. In no cases are they above the in-place rents above the market rents today. Again, it is really hit or miss across our portfolio when you look at all our markets, office and industrial, and the submarkets. The one area I would point out or the two areas maybe first of all Florida and the other one in Washington, D.C. are the areas where I would say are in place rents are a little bit below market.

Matt Cohoat - Duke Realty Corporation - EVP, CFO

Michael, just one random statistic that might help a little bit is we track obviously all our renewals, and look at those on a one by one basis, whether or not they're rolling up or rolling down, and as probably about eighteen months ago over 50% of our renewals were actually rolling down at the time of renewal, and that number is down to probably only about 10%. So on a blended overall basis and maps across the portfolio we're actually seeing increases on our rents.

Michael Knott - Green Street Advisors - Analyst

That's helpful. Thanks.

Operator

Our next question comes from the line of Sri Nagarajan from RBC, please go ahead.

Sri Naharajan - RBC - Analyst

Thanks. Most of my questions have been answered. Thanks for the additional disclosure. In terms of lease expiration, obviously you don't break it down by region or by market, can you give us an idea if there's any concentration, lease expiration in the next year or is it just pretty much distributed across property type of cost markets?

Matt Cohoat - Duke Realty Corporation - EVP, CFO

I think it is pretty much distributed across. I can't think of anything where we have any particularly significant exposure in a market or a product type.

Sri Naharajan - RBC - Analyst

Okay. Great. Thanks.

Matt Cohoat - Duke Realty Corporation - EVP, CFO

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

Sure.

Operator

Our next question comes from Chris Haley from Wachovia, please go ahead.

Brendan Maiorana - Wachovia - Analyst

Good afternoon. It is Brendan Maiorana for Chris. I just want to be clear, has the possibility of doing the Winkler JV and not doing the Winkler JV been included in your guidance range?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Our guidance range now includes the possibility of doing the Winkler JV.

Brendan Maiorana - Wachovia - Analyst

Okay. Thank you. And then, on the Cleveland portfolio sale, I am sorry if you provided this, but could you give us a cap rate range?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Well, I think it is a little hard because we're taking that out to market right now, and until we start getting some offers in, it is going to be a little bit difficult. We have what we think it is going to be, but Cleveland is kind of a unique market. There aren't particularly a lot of institutional investors in the Cleveland market, and so we'll see. I don't really have any guidance for you on that today.

Brendan Maiorana - Wachovia - Analyst

Okay. Thanks. That's all I had.

Operator

Our next question is from Scott Sedlak from A.G. Edwards. Please go ahead.

Scott Sedlak - A.G. Edwards - Analyst

Hi, Denny. Can you talk about intermodal opportunities that you guys may be seeing?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Sure, Scott. The couple things that I would mention specifically, one is over in Columbus, Ohio, down at the Rickenbacker Airport, the joint venture that we have with the Columbus Regional Airport Authority on down 1100 acres, it is adjacent to the Rickenbacker Airport, as well as it will be adjacent to a Norfolk Southern intermodal facility on about 300 acres that they are going to develop over the next couple of years. They are currently redoing the lines from Norfolk, Virginia, to this site in Columbus to be able to double stack their rail cars and come into the new intermodal in Columbus. That's one we're definitely seeing, and we hope that as that gets developed it will drive some industrial development for us there.

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

Then in Dallas we are under development on a distribution facility down adjacent to the new U.P. intermodal facility on the south side, and we've seen some very good activity on that facility. And we're also in discussions with other folks at the rail roads and talking about other opportunities, but those are the two opportunities that we have in the portfolio right now.

Scott Sedlak - A.G. Edwards - Analyst

How much of your land has intermodal access that you guys own right now?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

I don't have a percentage for you exactly because we haven't monitored that, but if you look obviously, forget the office ground, but looking at the industrial ground, I would guess that about 30% of it has some type of rail access today, maybe a little bit more than that we could bring some rail to, but intermodal access, the key ones are obviously Columbus, the Baltimore GM facility, upon redevelopment, there is an intermodal facility adjacent to that and some of the land that we have in Dallas immediately today.

Scott Sedlak - A.G. Edwards - Analyst

Okay. Thank you.

Operator

We do have a follow-up from the line of Michael Billerman from Citigroup. Please go ahead.

Michael Billerman - Citigroup - Analyst

A couple of follow-ups. When you look at same-store NOI, you talked about how it moderate rates next year to 2 to 3%. You're up 5 year-to-date, up 6.5 in the quarter. I guess what's happening this year that's not going to happen next year? And just talk a little bit about what's impacting the numbers?

Matt Cohoat - Duke Realty Corporation - EVP, CFO

Michael, one of the things that's really working off the base that we're working off of from 2005, and so we have the increase in occupancy and the effects of that having a more dramatic effect this year compared to last year, and now that we've got the portfolio getting it up to close to 95% leased, greater than that our in-service bulk industrial, there is not as much occupancy growth, so it will be more in rental rates going forward.

Michael Billerman - Citigroup - Analyst

When you think about rental rates, you have been up probably about 4% year-to-date. Where does that go into next year?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Our belief is that we'll see continued rental rate increases next year. I would — just making a guess today, I would say it would be in that range again. We kind of seen that other than this little bit of a fluke on a couple of the service center buildings this quarter. If you look back over the last several quarters for us, we've seen growth in that range, so somewhere in the 3 to 5% range next year would be the best guess I would have today.

Michael Billerman - Citigroup - Analyst

Okay. What impact does the link of JV have on your 2007 numbers?

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

Denny Oklak - Duke Realty Corporation - Chairman, CEO

We factored that into our numbers?

Michael Billerman - Citigroup - Analyst

Is it a positive or minus and were there any one-time fees associated with it

Denny Oklak - Duke Realty Corporation - Chairman, CEO

There is no one-time fees. We haven't finalized the deal yet so I can't exactly tell you that, but I wouldn't anticipate any one-time fees. Again, we think it's, when you look at it, it is probably doesn't have much effect on our 2007 numbers. It would be slightly positive in that we would likely redeploy the proceeds we received back into our development pipeline, which has a somewhat higher yield on it, for us again it is about controlling the property with a great partner there and having a long-term presence in building the operations there. As we said from day one, we would like to free up some of that capital through the use of a partner, and then redeploy that capital back into our development pipeline.

Michael Billerman - Citigroup - Analyst

Can you review for us just what your full year assumptions are for development and land sales in terms of gains for 2006 and what will roll into the fourth quarter?

Matt Cohoat - Duke Realty Corporation - EVP, CFO

Our full year — where we are for 2006 on land sales, is that what you're saying?

Michael Billerman - Citigroup - Analyst

Land sales and also gains from the developments held for sale?

Matt Cohoat - Duke Realty Corporation - EVP, CFO

Sure. Our original guidance for this year for land sales was gains were 7 million to 12 million. We think we're going to be right around the high-end of that range right now. And then on the disposition, gain on the properties held for sale, we initially had a range of 24 million to 32 million. We definitely think we're going to exceed that range. That's where we're getting towards the top end of our overall FFO guidance from exceeding the held for sale gains.

Michael Billerman - Citigroup - Analyst

When you think — when you go into next year, the pipeline obviously is much larger today than it was this time last year. I mean how high are those gains going within your 2007 guidance?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Well, as I mentioned earlier, we'll layout our ranges of estimates in a few weeks here at our investor conference in early December and show you all that. We're still in the process of putting all our numbers together. That's why it is a little bit wider range, but we will show you all those in December.

Michael Billerman - Citigroup - Analyst

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Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

Okay. Just lastly on lease term fees, you've had 15 million year-to-date. What's the expectation into the fourth quarter?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Well, as we always say on lease termination fees, we really never know where they're going to come from. Traditionally, we've given guidance in the range of 5 to 10 million, which if you look back historically that's been about right. This year we're obviously over that already, and there is a couple big items that came up, this one in the third quarter was a tenant that gave back a floor in Cincinnati, and we did it because they extended the term of their lease on some remaining space in the building they were in by a fair amount, by five or six years, and in addition we had a couple tenants that were standing in place to back fill it. We did that. Right now I would say that our guidance for the fourth quarter doesn't assume any large lease buyouts come a long in the fourth quarter, although we always, in our guidance anticipate having some in every quarter.

Michael Billerman - Citigroup - Analyst

The 5 million that was earned this quarter, was that up all completely in the consolidated rental income or was it there some sprinkled in disc-ops and in the JV's?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

Substantially all that was in the wholly owned.

Michael Billerman - Citigroup - Analyst

And just on the gains, on the same thing, was it— were the gains primarily in disc-ops and the service operations? Was there anything in the unconsolidated?

Denny Oklak - Duke Realty Corporation - Chairman, CEO

I don't think there was any gains in the JV this quarter.

Michael Billerman - Citigroup - Analyst

Thank you so much.

Operator

I am showing no other questions. Please continue.

Shona Bedwell - Duke Realty Corporation

We want to thank you for joining our conference call today. Our fourth quarter call is tentatively scheduled for February 1st. Thanks, everyone and have a nice day.

Operator

Ladies and gentlemen that, does conclude your conference for today. Thank you for your participation and for using AT&T Executive Teleconference Service. You may now disconnect.

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FINAL TRANSCRIPT

Oct. 26. 2006 / 3:00PM ET, DRE - Q3 2006 Duke Realty Corporation Earnings Conference Call

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